As Filed with the Securities and Exchange Commission on August 9, 2017
Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________
ENDO INTERNATIONAL PLC
(Exact name of registrant as specified in its charter)\
____________________

Ireland	68-0683755
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

First Floor, Minerva House, Simmonscourt Road, Ballsbridge, Dublin 4, Ireland	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)
_____________________
Endo International plc Amended and Restated 2015 Stock Incentive Plan
(Full Title of the Plans)
____________________
Matthew J. Maletta, Esq.
Executive Vice President, Chief Legal Officer
Endo International plc
1400 Atwater Drive
Malvern, Pennsylvania 19355
(484) 216-0000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
____________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐	Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐
______________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Ordinary shares, nominal value $0.0001 per share	10,000,000	$9.355	$93,550,000.00	$10,842.44
______________________

(1)
This registration statement on Form S-8 (the “Registration Statement”) registers the issuance of an aggregate of 10,000,000 ordinary shares, nominal value $0.0001 per share (“Ordinary Shares”), of Endo International plc (the “Company” or the “Registrant”), that have been added to the award pool pursuant to the Endo International plc Amended and Restated 2015 Stock Incentive Plan, as further amended on June 8, 2017.

(2)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional ordinary shares of the Company which may be offered and issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments.

(3)
Pursuant to Rule 457(c) and 457(h) of the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of the Company’s ordinary shares as reported on the NASDAQ Global Select Market on August 7, 2017. Pursuant to Rule 457(h)(2) under the Securities Act, no separate fee is required to register plan interests.

EXPLANATORY NOTE
This Registration Statement is filed pursuant to General Instruction E to Form S-8 for the purpose of registering an aggregate of 10,000,000 additional ordinary shares of the Company that are reserved for future award grants pursuant to the Company’s Amended and Restated 2015 Stock Incentive Plan (the “Plan”), as further amended on June 8, 2017 (as amended, the “Amended Plan”).
On April 28, 2017, the Company filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (the “Commission”). Proposal 7 in the Proxy Statement requested that shareholders of the Company approve an amendment to the Plan, to, among other things, increase the authorized number of ordinary shares that may be issued under the Amended Plan by 10,000,000. On June 8, 2017 the shareholders of the Company approved the amendment. The newly added 10,000,000 ordinary shares are being registered on this Registration Statement.
Previously, an aggregate of 10,000,000 ordinary shares were registered for issuance under the Plan pursuant to the Registrant’s registration statement on Form S-8 filed on June 15, 2015 (File No. 333-204958) (the “Prior Registration Statement”). The Ordinary Shares registered pursuant to this Registration Statement are of the same class of securities as the ordinary shares registered pursuant to the Prior Registration Statement. In accordance with General Instruction E to Form S-8, the contents of the Prior Registration Statement, including any amendments thereto or filings incorporated therein, are incorporated herein by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
The following documents filed with the Commission are incorporated herein by reference (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(1)	The Company’s Registration Statement on Form S-8 (File No. 333-204958) filed on June 15, 2015;

(2)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (File No. 001-36326) filed on March 1, 2017;

(3)
The Company’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017 (File No. 001-36326) filed on May 9, 2017 and the quarter ended June 30, 2017 (File No. 001-36326) filed on August 8, 2017;

(4)
The Company’s Current Reports on Form 8-K filed on January 26, 2017, March 30, 2017, April 10, 2017 (Item 2.06 only), April 13, 2017, April 28, 2017, June 9, 2017, July 5, 2017, July 6, 2017, July 21, 2017, August 2, 2017 and August 2, 2017;

(5)
Those portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 28, 2017, as supplemented by the Definitive Additional Materials on Schedule 14A, filed on April 28, 2017, that are incorporated by reference into Part III of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed on March 1, 2017; and

(6)	The description of the Company’s ordinary shares, contained in the Company’s Registration Statement on Form S-3, as amended (File No. 333-204657) under the heading “Description of Share Capital.”
All documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 8. EXHIBITS.
For the list of exhibits, see the Exhibit Index to this Registration Statement, which is incorporated in this item by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dublin, Ireland, on August 9, 2017.

ENDO INTERNATIONAL PLC

By:	/s/ PAUL V. CAMPANELLI
Name: Paul V. Campanelli
Title: President and Chief Executive Officer

POWER OF ATTORNEY
BE IT KNOWN BY THESE PRESENTS: That each person whose name is signed hereto has made, constituted and appointed, and does hereby make, constitute and appoint Paul V. Campanelli, Blaise A. Coleman and Matthew J. Maletta his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution for him or her and his or her name, place and stead, in any and all capacities to sign the Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Paul V. Campanelli	President, Chief Executive Officer and Director	August 9, 2017
Paul V. Campanelli	(principal executive officer)

/s/ Blaise A. Coleman	Executive Vice President and Chief Financial Officer	August 9, 2017
Blaise A. Coleman	(principal financial officer)

/s/ Daniel A. Rudio	Senior Vice President, Controller and Chief Accounting Officer	August 9, 2017
Daniel A. Rudio	(principal accounting officer)

/s/ Roger H. Kimmel	Chairman of the Board of Directors	August 9, 2017
Roger H. Kimmel

/s/ Shane M. Cooke	Director	August 9, 2017
Shane M. Cooke

/s/ Nancy J. Hutson, Ph.D.	Director	August 9, 2017
Nancy J. Hutson, Ph.D.

/s/ Michael Hyatt	Director	August 9, 2017
Michael Hyatt

/s/ Douglas S. Ingram	Director	August 9, 2017
Douglas S. Ingram

/s/ William P. Montague	Director	August 9, 2017
William P. Montague

/s/ Todd B. Sisitsky	Director	August 9, 2017
Todd B. Sisitsky

/s/ Jill D. Smith	Director	August 9, 2017
Jill D. Smith

/s/ Matthew J. Maletta	Authorized Representative in the United States	August 9, 2017
Matthew J. Maletta

EXHIBIT INDEX

Exhibit No.	Description
3.1
Certificate of Incorporation on re-registration as a public limited company of Endo International plc (incorporated by reference to Exhibit 3.1 of the Endo International plc Current Report on Form 8-K12B, filed with the Commission on February 28, 2014)

3.2
Memorandum and Articles of Association of Endo International plc (incorporated by reference to Exhibit 3.1 of the Endo International plc Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Commission on August 8, 2017)

4.1	Specimen Share Certificate of Endo International plc (incorporated by reference to Exhibit 4.3 of the Endo International plc Form S-8, filed with the Commission on February 28, 2014)
4.2
Endo International plc Amended and Restated 2015 Stock Incentive Plan (incorporated by reference to Exhibit 10.1 of the Endo International plc Current Report on Form 8-K, filed with the Commission on June 9, 2017)

5.1	Opinion of A&L Goodbody (filed herewith)
23.1	Consent of PricewaterhouseCoopers, LLP, independent registered public accounting firm for Endo International plc (filed herewith)
23.2	Consent of A&L Goodbody (contained in Exhibit 5.1 to this Registration Statement)
24	Powers of Attorney (included as part of the signature page hereto)